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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                          3-Dimensional Pharmaceuticals
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    88554W104
                     ---------------------------------------
                                 (CUSIP Number)


                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 pages

CUSIP NO. 88554W104                   13G                     PAGE 2 OF 13 PAGES


1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Abingworth Bioventures SICAV, in liquidation

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                     (a) [ ]
                                                                     (b) [ ]

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Luxembourg

                           5    SOLE VOTING POWER

                                1,040,327
       NUMBER OF
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                -0-

          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING

         PERSON                 1,040,327

          WITH             8    SHARED DISPOSITIVE POWER

                                -0-

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,335,327 shares of Common Stock (See Item 4(a) of attached Schedule

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                         [ ]


11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.9  %

12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO




                               Page 2 of 13 pages

CUSIP NO. 88554W104                   13G                     PAGE 3 OF 13 PAGES


1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Abingworth Bioventures III A L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                     (a) [ ]
                                                                     (b) [ ]

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION

      England

                           5    SOLE VOTING POWER

                                148,090

       NUMBER OF
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                -0-

          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING

         PERSON                 148,090

          WITH             8    SHARED DISPOSITIVE POWER

                                -0-

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,335,327 shares of Common Stock (See Item 4(a) of attached Schedule

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                         [ ]


11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.9 %

12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN



                               Page 3 of 13 pages

CUSIP NO. 88554W104                   13G                     PAGE 4 OF 13 PAGES


1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Abingworth Bioventures III B L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                     (a) [ ]
                                                                     (b) [ ]

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION

      England

                           5    SOLE VOTING POWER

                                90,400

       NUMBER OF
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                -0-

          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING

         PERSON                 90,400

          WITH             8    SHARED DISPOSITIVE POWER

                                -0-

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,335,327 shares of Common Stock (See Item 4(a) of attached Schedule

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                         [ ]


11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.9 %

12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN



                               Page 4 of 13 pages

CUSIP NO. 88554W104                   13G                     PAGE 5 OF 13 PAGES


1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Abingworth Bioventures III C L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                     (a) [ ]
                                                                     (b) [ ]

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION

      England

                           5    SOLE VOTING POWER

                                54,150

       NUMBER OF
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                -0-

          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING

         PERSON                 54,150

          WITH             8    SHARED DISPOSITIVE POWER

                                -0-

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,335,327 shares of Common Stock (See Item 4(a) of attached Schedule

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                         [ ]


11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.9 %

12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN



                               Page 5 of 13 pages

CUSIP NO. 88554W104                   13G                     PAGE 6 OF 13 PAGES


1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Abingworth Bioventures III Executives L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) [ ]
                                                                     (b) [ ]

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

                           5    SOLE VOTING POWER

                                2,360

       NUMBER OF
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                -0-

          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING

         PERSON                 2,360

          WITH             8    SHARED DISPOSITIVE POWER

                                -0-

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,335,327 shares of Common Stock (See Item 4(a) of attached Schedule

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                         [ ]


11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.9 %

12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN



                               Page 6 of 13 pages

CUSIP NO. 88554W104                   13G                     PAGE 7 OF 13 PAGES


Item 1(a).       Name of Issuer:

                 3-Dimensional Pharmaceuticals, Inc.

Item 1(b).       Address of Issuer's Principal Executive Offices:

                 1020 Stony Hill Road, Suite 300, Yardley, Pennsylvania 19067

Item 2(a).       Name of Person Filing:

                 Abingworth Bioventures SICAV, in liquidation ("Abingworth SICAV"), Abingworth Bioventures III A L.P. ("Abingworth III A"), Abingworth Bioventures III B L.P. ("Abingworth III B"), Abingworth Bioventures III C L.P. ("Abingworth III C"), and Abingworth Bioventures III Executives L.P. ("Abingworth III Executives"). See attached Exhibit 1, which is a copy of their agreement in writing to file this statement on behalf of each of them.

Item 2(b).       Address of Principal Business Office or, if None, Residence:

                 The business address for Abingworth SICAV is 231 Val des Bons Malades, L-2121, Luxembourg-Kirchberg, Luxembourg. The business address for Abingworth III A, Abingworth III B, Abingworth III C and Abingworth III Executives is c/o Abingworth Management Limited, Princes House, 38 Jermyn Street, London, England SW1Y 6DN.

Item 2(c).       Citizenship:

                 Abingworth SICAV is a corporation organized under the laws of Luxembourg. Abingworth III A, Abingworth III B and Abingworth III C are limited partnerships organized under the laws of England. Abingworth III Executives is a limited partnership organized under the laws of Delaware.

Item 2(d).       Title of Class of Securities:

                 Common Stock, $.001 par value per share.

Item 2(e).       CUSIP Number:

                 88554W104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                (a) [ ] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

                (b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

                (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

                (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

                (e) [ ] Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940.

                (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F).



                               Page 7 of 13 pages

CUSIP NO. 88554W104                   13G                     PAGE 8 OF 13 PAGES


                (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7.

                (h)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                 Not applicable.

Item 4.          Ownership.

                 (a)   Amount Beneficially Owned:

                       Each of Abingworth SICAV, Abingworth III A, Abingworth III B, Abingworth III C and Abingworth III Executives may be deemed to beneficially own 1,335,327 shares of Common Stock as of December 31, 2002.

                       Abingworth SICAV was the record owner of 1,040,327 shares of Common Stock as of December 31, 2002. Abingworth III A was the record owner of 148,090 shares of Common Stock as of December 31, 2002. Abingworth III B was the record owner of 90,400 shares of Common Stock as of December 31, 2002. Abingworth III C was the record owner of 54,150 shares of Common Stock as of December 31, 2002. Abingworth III Executives was the record owner of 2,360 shares of Common Stock as of December 31, 2002. (The shares held of record by Abingworth SICAV, Abingworth III A, Abingworth III B, Abingworth III C and Abingworth III Executives are referred to collectively herein as the "Record Shares"). By virtue of their relationship as affiliated entities, each of Abingworth SICAV, Abingworth III A, Abingworth III B, Abingworth III C and Abingworth III Executives may be deemed to beneficially own all of the Record Shares as of December 31, 2002.

                 (b)   Percent of Class: Abingworth SICAV: 5.9%; Abingworth III
                       A: 5.9%; Abingworth III B: 5.9%; Abingworth III C 5.9%; Abingworth III Executives 5.9%.

                       The foregoing percentage is calculated based on 22,595,758 shares of Common Stock reported by the Issuer to be outstanding as of November 8, 2002 in its report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2002.

                 (c)   Number of shares as to which such person has:

                       Reference is made to Items Nos. 5-8 of the Cover Sheet.

                       Each of Abingworth SICAV, Abingworth III A, Abingworth III B, Abingworth III C and Abingworth III Executives, expressly disclaims beneficial ownership of any shares of Common Stock of 3-Dimensional Pharmaceuticals, Inc. except, in the case of Abingworth SICAV, for the 1,040,327 shares of Common Stock that it holds of record, in the case of Abingworth III A, for the 148,090 shares of Common Stock that it holds of record, in the case of Abingworth III B, for the 90,400 shares of Common Stock that it holds of record, in the case of Abingworth III C, for the 54,150 shares of Common Stock that it holds of record, and in the case of Abingworth III Executives, for the 2,360 shares of Common Stock that it holds of record.



                               Page 8 of 13 pages

CUSIP NO. 88554W104                   13G                     PAGE 9 OF 13 PAGES


Item 5.          Ownership of Five Percent or Less of a Class.

                 Not applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                 Not applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not applicable.

Item 9.          Notice of Dissolution of Group.

                 Not applicable.

Item 10.         Certification.

                 By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 9 of 13 pages

CUSIP NO. 88554W104                   13G                    PAGE 10 OF 13 PAGES


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  10 February, 2003

ABINGWORTH BIOVENTURES SICAV, IN LIQUIDATION

By:       /s/ Genevieve Blauen
        ---------------------------
        Name:  Genevieve BLAUEN

Title:  Company Secretary


By:       /s/ Gerard Muller
        ---------------------------
        Name:  Gerard Muller

Title:  Mandatory
        ---------------------------



ABINGWORTH BIOVENTURES III A L.P.

By:     Abingworth Management Limited, its Manager

By:       /s/ James Abell
        ---------------------------
        Name:  James Abell
        Title: Executive Director

ABINGWORTH BIOVENTURES III B L.P.

By:     Abingworth Management Limited, its Manager

By:       /s/ James Abell
        ---------------------------
        Name:  James Abell
        Title: Executive Director

CUSIP NO. 88554W104                   13G                    PAGE 11 OF 13 PAGES

ABINGWORTH BIOVENTURES III C L.P.

By:     Abingworth Management Limited, its Manager

By:       /s/ James Abell
        ---------------------------
        Name:  James Abell
        Title: Executive Director

ABINGWORTH BIOVENTURES III EXECUTIVES L.P.

By:     Abingworth Management Limited, its Manager

By:       /s/ James Abell
        ---------------------------
        Name:  James Abell
        Title: Executive Director

CUSIP NO. 88554W104                   13G                    PAGE 12 OF 13 PAGES
                                                                       Exhibit 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13 need be filed with respect to the ownership by each of the undersigned of shares of stock of 3-Dimensional Pharmaceuticals, Inc.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

        EXECUTED this 10th day of February, 2003.

ABINGWORTH BIOVENTURES SICAV, IN LIQUIDATION

By:       /s/ Genevieve Blauen
        ---------------------------
        Name:  Genevieve BLAUEN

Title:  Company Secretary

By:       /s/ Gerard Muller
        ---------------------------
        Name:  Gerard Muller

Title:  Mandatory
        ---------------------------


ABINGWORTH BIOVENTURES III A L.P.

By:     Abingworth Management Limited, its Manager

By:       /s/ James Abell
        ---------------------------
        Name:  James Abell
        Title: Executive Director

ABINGWORTH BIOVENTURES III B L.P.

By:     Abingworth Management Limited, its Manager

By:       /s/ James Abell
        ---------------------------
        Name:  James Abell
        Title: Executive Director

CUSIP NO. 88554W104                   13G                    PAGE 13 OF 13 PAGES


ABINGWORTH BIOVENTURES III C L.P.

By:     Abingworth Management Limited, its Manager

By:       /s/ James Abell
        ---------------------------
        Name:  James Abell
        Title: Executive Director

ABINGWORTH BIOVENTURES III EXECUTIVES L.P.

By:     Abingworth Management Limited, its Manager

By:       /s/ James Abell
        ---------------------------
        Name:  James Abell
        Title: Executive Director